Exhibit 99.2

CONSENT TO BE NAMED

The undersigned hereby consents to being named and described as a person who will become a director of LifeLock, Inc., a Delaware corporation (the “Company”), in the Registration Statement on Form S-1, including any amendment or supplement to any prospectus included in such Registration Statement, and any amendment and post-effective amendment to such Registration Statement (collectively, the “Registration Statement”), relating to the proposed initial public offering of common stock of the Company. The undersigned further consents to the filing or attachment of this consent as an exhibit to the Registration Statement.

IN WITNESS WHEREOF, the undersigned has executed this consent as of September 18, 2012.

/s/ Roy A. Guthrie
Roy A. Guthrie